FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION




                              Washington, DC 20549

                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                           Date of Report: May 8, 1997



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



                         PENNSYLVANIA 1-1401 23-0970240
                       (State or other (SEC (IRS Employer
                   jurisdiction of file number) Identification
                             incorporation) Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5. Other Events

As previously reported on January 22, 1997, the Company filed with the Pennsylvania Public Utility Commission (PUC) an application under the
Pennsylvania Electricity Generation Consumer Choice and Competition Act (Competition Act) for securitizing $3.6 billion of stranded and related transaction and use of proceeds costs. On May 8, 1997, the PUC conducted a non-binding polling of the Commissioners regarding the Company's application.

The PUC Commissioners' non-binding poll would allow the Company to securitize $1.1 billion of its stranded and related transaction and use of proceeds costs at this time. The Commissioners directed the PUC Staff to prepare a written order to that effect. The PUC is required to issue an order by May 22, 1997.

The $1.1 billion of securitized costs allowed by the Commissioners consists of the following items:

                  $607 million              Generation Plant
                  $373 million              Regulatory Assets
                  $ 96 million              1996 Deferred Fuel Balance
                  $ 22 million              Issuance and use-of-proceeds costs
                                             (debt and preferred only)

The PUC Commissioners deferred without prejudice all other aspects of the Company's securitization application. The Company expects that the PUC will consider any further securitization of stranded and other costs in connection with the Company's restructuring plan. An order regarding that filing is scheduled for December 1997.


                                     * * * *

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                             PECO ENERGY COMPANY
                                                               s\ J. B. Mitchell
                                                        Vice President - Finance
                                                                   and Treasurer


May 8, 1997